Exhibit 99.1

Entrada Therapeutics Appoints Gina Chapman to its Board of Directors

BOSTON, Aug. 10, 2023 (GLOBE NEWSWIRE) -- Entrada Therapeutics, Inc. (Nasdaq: TRDA), a biopharmaceutical company aiming to transform the lives of patients by establishing intracellular Endosomal Escape Vehicle (EEV™)-therapeutics as a new class of medicines, today announced the appointment of Gina Chapman to its Board of Directors, effective September 1, 2023. Ms. Chapman currently serves as President and Chief Executive Officer of CARGO Therapeutics.

“Gina is a seasoned leader with more than thirty years of experience driving the commercial and operational growth of numerous biopharmaceutical companies,” said Dipal Doshi, President and Chief Executive Officer of Entrada Therapeutics. “With a proven track record of advancing therapeutics into the market, Gina’s expertise will be crucial as we continue to progress Entrada’s expanding pipeline of intracellular therapeutics.”

“I am honored to join the Board of Directors as Entrada transitions into a clinical stage company with the start of its first clinical trial in Duchenne muscular dystrophy this September,” said Ms. Chapman. “The broad potential of Entrada’s EEV platform to engage intracellular disease-causing targets provides the opportunity to address diseases where treatment options are unavailable or limited. I look forward to working with Dipal and the Entrada team as we advance EEV-therapeutics that address a diverse range of serious diseases.”

As President and CEO of CARGO Therapeutics, Ms. Chapman is leading the company’s development of next-generation CAR T-cell therapies that address multiple mechanisms of resistance to deliver therapies to people living with cancer. Since joining CARGO in May of 2022, she has rapidly scaled the organization to advance its pipeline, executed on critical manufacturing milestones and successfully led her team to raise an upsized $200 million Series A financing. Prior to joining CARGO, Ms. Chapman spent 15 years at Genentech where she served as Senior Vice President, Business Unit Head and was responsible for delivering the P&L across the oncology, hematology, neurology, immunology, ophthalmology, respiratory and rare diseases business units. Ms. Chapman began her biopharma career with Syntex Laboratories and in 1994 she joined Gilead Sciences as one of the first commercial hires where she was responsible for the launch of the company’s first commercial medicine and was a key contributor during its rapid growth from clinical stage start-up to commercial enterprise.

About Entrada Therapeutics

Entrada Therapeutics is a biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines, Endosomal Escape Vehicle (EEV™)-therapeutics, to engage intracellular targets that have long been considered inaccessible and undruggable. The Company’s EEV therapeutics are designed to enable the efficient intracellular delivery of a wide range of therapeutics into a variety of organs and tissues, resulting in an improved therapeutic index. Through its proprietary, highly versatile and modular EEV platform, Entrada is building a robust development portfolio of RNA-, antibody- and enzyme-based programs for the potential treatment of neuromuscular, immunological, ocular and metabolic diseases, among others. The Company’s lead oligonucleotide programs include ENTR-601-44 and ENTR-601-45 for the potential treatment of people living with Duchenne who are exon 44 and 45 skipping amenable, respectively, as well as our partnered candidate ENTR-701 targeting myotonic dystrophy type 1 (DM1).

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on LinkedIn.

Investor and Media Contact

Karla MacDonald

Chief Corporate Affairs Officer

kmacdonald@entradatx.com